Exhibit 99.1

Biocept Reports 2016 Second Quarter Financial Results

Test growth and improvements in billing and collections drive more than an 8-fold increase in revenues year-over-year

Conference call begins at 11:00 a.m. Eastern time today

SAN DIEGO (August 2, 2016) -- Biocept, Inc. (NASDAQ:BIOC), a molecular diagnostics company commercializing and developing blood-based liquid biopsies to provide information to physicians to improve the diagnosis and treatment of cancer, reports financial results for the three and six months ended June 30, 2016, and provides an update on business progress.

“In the second quarter of 2016, we enjoyed the early success of our PD-L1 test launch, drove continued increases in demand from physicians for our tests, and saw the benefits of our improved billing and collection processes,” stated Michael Nall, President and CEO of Biocept. “I am pleased with the Company’s execution this year, as we have worked hard to establish our brand in the liquid biopsy market, expand our test menu, and demonstrate significant commercial traction. Most importantly, we are helping more patients and their physicians get the information they need to improve treatment outcomes.

“Billable samples for the second quarter of 2016 nearly doubled year-over-year to 1,136 and reached 1,946 for the first half of 2016, eclipsing total billable samples for all of 2015,” he added. “Key operational accomplishments in the second quarter of 2016 included an expanded menu of available tests and increased physician adoption and ordering of markers, resulting in a greater billable amount per sample and improved economies of scale, lowering costs per sample. We are working diligently to drive continued growth in commercial volume by executing on the priorities we set forth early this year.”

Second Quarter and Recent Operational Highlights

Management Appointment

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Named Timothy C. Kennedy as Chief Financial Officer and Senior Vice President of Operations. Mr. Kennedy brings to Biocept more than 30 years of financial and operational leadership experience, including more than 25 years in the clinical diagnostics industry.

Commercial Biomarker Launches

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Expanded into immuno-oncology with the launch of its PD-L1 protein expression test in mid-June, making Biocept among the first to commercialize a CLIA-validated, blood-based test for detecting this protein. Physician adoption of the PD-L1 test to date has been robust.

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Broadened its commercial assay portfolio with the addition of RET fusion. The detection of alterations in this gene can provide important information for a subgroup of patients with non-small cell lung cancer.

Collaborations

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Signed a master services agreement with a major biopharma company to develop targeted liquid biopsy tests for multiple tumor types and molecular targets. Collaborating with biopharma companies during drug development provides important near-term revenue contributions, as well as the potential for long-term value creation from the development of companion diagnostics for targeted therapies.

Clinical Validation

•	Announced that Biocept’s Target Selector™ assay platform was featured in two abstracts at the American Society of Clinical Oncology (ASCO) conference in June.

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Announced collaboration with MedStar Georgetown University Hospital that further validates the importance of Biocept’s technology to leading research institutions that are seeking to incorporate liquid biopsy into clinical practice.

Second Quarter Financial Results

The Company accessioned 1,136 billable samples in the second quarter of 2016, a 194% increase from the 386 billable samples accessioned during the second quarter of 2015. Total samples reached 1,212 during the second quarter of 2016, up from 409 total samples for the second quarter of 2015.

Revenues for the second quarter of 2016 increased to $663,000, from $77,000 for the second quarter of 2015. This included $596,000 in commercial test revenues and $66,000 in development services test revenues. Revenues from commercial samples are recognized when payment is collected, which can extend beyond the end of the quarter in which the samples were accessioned.

Cost of revenues of $1.7 million for the second quarter of 2016 compares with $1.0 million for the second quarter of 2015, with the increase primarily attributable to higher commercial assay volume.

Research and development expenses remained relatively unchanged for the second quarters of 2016 and 2015 at $0.7 million.

General and administrative expenses for the second quarter of 2016 increased to $1.5 million from $1.4 million for the second quarter of 2015. The increase was due primarily to expanded commercial activities and an increase in legal costs related to patent prosecution.

Sales and marketing expenses for the second quarter of 2016 increased to $1.3 million from $0.9 million for the second quarter of 2015, with the increase due mainly to higher personnel-related expenses resulting from the expansion of our commercial organization. During the second quarter of 2016, the Company had an average of 15 employees in sales and marketing, compared with 11 employees during the second quarter of 2015.

Net loss for the second quarter of 2016 was $4.6 million, or $0.20 per share based on 23.1 million weighted-average shares outstanding. This compares with a net loss for the second quarter of 2015 of $4.0 million, or $0.22 per share based on 18.0 million weighted-average shares outstanding. The increase in net loss was primarily due to higher expenses associated with the overall growth of the business and expansion of the sales and marketing organization, as well as the timing impact of revenue recognized when cash is collected, versus expenses recognized on an accrual basis when test volumes are received and tested.

Six Month Financial Results

The Company accessioned 1,946 billable assays during the first six months of 2016, up from 675 during the comparable prior-year period. Revenues for the first six months of 2016 increased to $884,000 from $227,000 from the prior-year period.

Total costs and expenses increased to $10.2 million for the first six months of 2016, up from $7.8 million during the same period in 2015, with the increase attributable primarily to cost of revenues due to higher commercial assay volume, as well as increased sales and marketing and general and administrative expenses to support our expanded commercial activities.

Net loss for the first six months of 2016 was $9.5 million, or $0.44 per share based on 21.4 million weighted-average shares outstanding. This compares to a net loss of $7.8 million during the same period in 2015, or $0.55 per share based on 14.2 million weighted-average shares outstanding.

The Company reported cash and cash equivalents of $3.8 million as of June 30, 2016, compared with $8.8 million as of December 31, 2015. On May 4, 2016, the Company received net proceeds of $4.4 million from a public offering of common stock and warrants.

Conference Call and Webcast

Biocept will hold a conference call today at 11:00 a.m. Eastern time to discuss these results and answer questions. The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. The webcast will be available for 90 days.

A replay of the call will be available for 48 hours following the conclusion of the call by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10090461.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma. The Company uses its proprietary liquid biopsy technology to provide physicians with information for treating and monitoring patients diagnosed with cancer. The Company's patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in plasma (ctDNA). With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient’s disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability improve the diagnosis and treatment of cancer, our ability to grow our commercial test volume and adoption, our ability to build additional clinical validation of our tests, our ability to improve billing and the reimbursement of our testing and the timeliness of payments, the benefits of collaborating with biopharma companies, and our ability to build on our commercial leadership position in the liquid biopsy field, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at www.sec.gov.

Investor Contact	Media Contact
LHA	Trevelino/Keller
Jody Cain	Colleen Murphy
Jcain@lhai.com	cmurphy@trevelinokeller.com
310-691-7100	404-214-0722, Ext. 109

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	June 30,
	2015	2016
		(unaudited)
ASSETS
Cash and cash equivalents	$8,821,329	$3,751,570
Accounts receivable	34,200	86,653
Inventories, net	349,271	496,047
Prepaid expenses and other current assets	435,938	606,342
TOTAL CURRENT ASSETS	9,640,738	4,940,612
FIXED ASSETS, NET	946,180	1,362,541
TOTAL ASSETS	$10,586,918	$6,303,153
LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES	$3,340,788	$3,587,962
NON-CURRENT LIABILITIES, NET	3,553,395	3,134,593
TOTAL LIABILITIES	6,894,183	6,722,555
SHAREHOLDERS’ EQUITY/(DEFICIT)	3,692,735	(419,402)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$10,586,918	$6,303,153

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2016	2015	2016
REVENUES	$76,768	$662,860	$226,770	$884,229
COSTS AND EXPENSES
Cost of revenues	1,013,075	1,669,571	2,160,757	3,144,361
Research and development	744,242	716,279	1,395,662	1,444,355
General and administrative	1,359,226	1,517,664	2,651,275	3,004,888
Sales and marketing	851,109	1,291,709	1,560,565	2,596,608
Total costs and expenses	3,967,652	5,195,223	7,768,259	10,190,212
LOSS FROM OPERATIONS	(3,890,884)	(4,532,363)	(7,541,489)	(9,305,983)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(143,866)	(61,308)	(293,065)	(161,336)
LOSS BEFORE INCOME TAXES	(4,034,750)	(4,593,671)	(7,834,554)	(9,467,319)
INCOME TAXES	(355)	(503)	(1,279)	(2,053)
NET LOSS & COMPREHENSIVE LOSS	$(4,035,105)	$(4,594,174)	$(7,835,833)	$(9,469,372)
NET LOSS PER SHARE
- Basic	$(0.22)	$(0.20)	$(0.55)	$(0.44)
- Diluted	$(0.22)	$(0.20)	$(0.55)	$(0.44)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	17,998,969	23,106,860	14,206,885	21,403,917
- Diluted	17,998,969	23,106,860	14,206,885	21,403,917

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